Exhibit 77Q

COHEN & STEERS ACTIVE COMMODITIES STRATEGY FUND, INC.
280 Park Avenue
New York, New York 10017

November 7, 2016

COHEN & STEERS CAPITAL MANAGEMENT, INC.
280 Park Avenue
New York, New York 10017

Dear Sirs:

Cohen & Steers Active Commodities Strategy Fund, Inc. (the "Corporation") herewith confirms its agreement with Cohen & Steers Capital Management, Inc. (the "Advisor") to reduce the advisory fee paid pursuant to paragraph 6 of the Investment Advisory Agreement, dated April 9, 2014, from a monthly fee at an annualized rate of 1.00% of average daily net assets to a monthly fee at an annualized rate of 0.90% of average daily net assets. The Corporation will pay the Advisor a monthly investment advisory fee at the annual rate of 0.90% of the average daily net asset value of the Corporation, notwithstanding any applicable fee waivers or expense reimbursements.

If the foregoing is in accordance with your understanding, please sign and return the enclosed copy hereof.

                                    Very truly yours,

COHEN & STEERS ACTIVE COMMODITIES STRATEGY FUND, INC.

                                    By:		/s/ Tina M. Payne
                                    Name:		Tina M. Payne
Title:		Secretary and Chief Legal Officer


Agreed to and Accepted as of the date
first set forth above

COHEN & STEERS CAPITAL MANAGEMENT, INC.



By:		/s/ James Giallanza
Name:		James Giallanza
Title:		Executive Vice President